Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
Chief Financial Officer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2008
     LAFAYETTE, LA – May 8, 2008 – PHI, Inc. (The Nasdaq Global Market: PHII (voting) PHIIK (non-voting)) today reported net earnings of $6.6 million ($0.43 per diluted share) on operating revenues of $117.1 million for the three months ended March 31, 2008. For the same period of 2007, the Company reported net earnings of $0.7 million ($0.04 per diluted share) on operating revenues of $101.8 million.
     Oil and Gas operating revenues increased $9.3 million for the quarter ended March 31, 2008, due to an increase in contracted medium and heavy aircraft and an increase in medium and heavy aircraft flight hours offset in part by decreases in light aircraft flight hours. Operating revenues in the Air Medical segment increased $5.7 million due to rate increases and increased patient transports. In addition, operating revenues in both segments were adversely affected by the pilots’ strike in the prior year quarter.
     Gain on equipment dispositions was $2.9 million for the quarter ended March 31, 2008, compared to $2.5 million for the quarter ended March 31, 2007. These amounts represent gains on sales of aircraft that no longer meet our strategic needs.
     Flight hours for the quarter ended March 31, 2008 were 34,147, compared to 33,486 for the quarter ended March 31, 2007. The increase was primarily due to increased flight hours associated with increased patient transports in the Air Medical segment.
     Recently, we received contract awards from various customers for operations in the Gulf of Mexico. In total, 18 aircraft are required for these awards consisting of light, medium and heavy aircraft. Thirteen of the aircraft are for production projects on the Continental Shelf and Deepwater locations, with the remaining five aircraft dedicated to drilling commitments. Once fully operational, these additions are expected to contribute approximately 4,500 flight hours per quarter. The effect of these new contracts is expected to commence primarily in the second quarter of 2008, and the full effect is expected to be reflected in the third quarter of 2008.
     Additionally, the Air Medical segment was recently awarded two hospital-based programs that include three PHI aircraft and three customer aircraft. Further, the Air Medical segment also opened five additional community-based programs. The total flight hour effect is expected to be approximately 1,100 hours per quarter and is expected to commence by May 2008.
     Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance (financial or operating) or achievements to differ materially from the results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. These factors include adverse weather, competition, the level of activity in the oil and gas industry (particularly in the Gulf of Mexico) and our ability to continue to grow patient transport volumes. These and other factors are more fully discussed in the Company’s SEC filings under “Risk Factors.”
     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The Nasdaq Global Market (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	For the Quarter Ended
	March 31,
	2008	2007
Operating revenues	$117,145	$101,753
Gain on disposition of assets, net	2,949	2,534
Other	302	1,654

	120,396	105,941

Expenses:
Direct expenses	98,226	93,233
Selling, general and administrative expenses	7,389	7,537
Interest expense	3,834	4,107

	109,449	104,877

Earnings before income taxes	10,947	1,064

Income taxes	4,379	401

Net earnings	$6,568	$663

Weighted average common shares outstanding:
Basic	15,277	15,288
Diluted	15,286	15,308

Earnings per common share:
Basic	$0.43	$0.04
Diluted	$0.43	$0.04
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Summarized financial information concerning the Company’s reportable operating segments for quarter and three months ended March 31, 2008 and 2007:

	Quarter Ended
	March 31,
	2008	2007
	(Thousands of dollars)
Segment operating revenues
Oil and Gas	$74,601	$65,300
Air Medical	39,260	33,545
Technical Services	3,284	2,908

Total operating revenues	117,145	101,753

Segment direct expense
Oil and Gas	59,258	57,435
Air Medical	37,084	33,828
Technical Services	1,884	1,970

Total direct expense	98,226	93,233

Segment selling, general and administrative expense
Oil and Gas	313	391
Air Medical	2,116	1,941
Technical Services	26	8

Total selling, general and administrative expense	2,455	2,340

Total direct and selling, general and administrative expense	100,681	95,573

Net segment profit
Oil and Gas	15,030	7,474
Air Medical	60	(2,224)
Technical Services	1,374	930

Total	16,464	6,180

Other, net	3,251	4,188
Unallocated selling, general and administrative costs	(4,934)	(5,197)
Interest expense	(3,834)	(4,107)

Earnings before income taxes	$10,947	$1,064

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Operating Statistics
The following tables present certain non-financial operational statistics for the quarter ended March 31, 2008 and 2007:

	Quarter Ended
	March 31,
	2008	2007
Flight hours:
Oil and Gas	24,831	26,086
Air Medical	8,675	6,992
Technical Services	641	408

Total	34,147	33,486

Air Medical Transports	5,480	4,922

Aircraft operated at period end:
Oil and Gas	152	164
Air Medical	83	71
Technical Services	4	4

Total	239	239

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